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                                                                Exhibit 99.22


SUPPLEMENTAL SCHEDULE - CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

RATIO OF EARNINGS TO FIXED CHARGES (NOONEY-HAZELWOOD ASSOCIATES LP):


                                                                                                          THREE MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                     MARCH 31,    MARCH 31,
                                          ---------------------------------------------------------      ---------    ---------
(000'S)                                    1995         1996         1997         1998         1999         1999         2000

Earnings:
  Pretax income (loss)                    $  (4)       $(179)       $(265)       $(172)       $(226)       $ (84)       $  (5)

Fixed Charges:
  Interest expense                          825          854          922          903          876          221          217
                                          -----        -----        -----        -----        -----        -----        -----
              Total fixed charges           825          854          922          903          876          221          217

              Total earnings                821          675          657          731          650          137          212

              Total fixed charges           825          854          922          903          876          221          217

Ratio of earnings to fixed charges         1.00         0.79         0.71         0.81         0.74         0.62         0.98
                                          =====        =====        =====        =====        =====        =====        =====

  Deficiency to cover fixed charges          --          179          265          172          226           84            5
                                          =====        =====        =====        =====        =====        =====        =====